Exhibit 3.4

CERTIFICATE OF AMENDMENT
to the
RESTATED CERTIFICATE OF INCORPORATION
of
ORBITAL SCIENCES CORPORATION

     Orbital Sciences Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

     FIRST: That at a meeting of the Board of Directors of the Corporation (the “Board”) on January 23, 2003, the Board duly adopted the following resolutions in accordance with Section 242 of the General Corporation Law of the State of Delaware:

                         RESOLVED, that the Board hereby declares it advisable and in the best interest of the Corporation that the first Paragraph of Section 5 of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“5. The total number of shares of stock that this Corporation shall have authority to issue is 210,000,000 shares consisting of 200,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”) which may be issued as follows:” and

                         FURTHER RESOLVED, that this amendment be submitted to the Corporation’s stockholders for their approval; and that, subject to the approval of the stockholders, a Certificate setting forth such amendment and certifying that the amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware be executed, acknowledged, filed and recorded in accordance with Section 103 of the General Corporation Law of the State of Delaware.

     SECOND: That the said amendment has been considered and approved by the Corporation’s stockholders at the Corporation’s annual meeting of stockholders on April 29, 2003, called and held in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Orbital Sciences Corporation has caused this Certificate to be executed on its behalf by David W. Thompson, its Chief Executive Officer, and attested by Kathleen Guerere, its Assistant Secretary, as of this April 30, 2003.

	By:	/s/ David W. Thompson David W. Thompson Chief Executive Officer
The foregoing is attested:

By: /s/ Kathleen Guerere Kathleen Guerere Assistant Secretary